Exhibit 21.01

NUTRACEA

Subsidiaries (100% owned unless noted)

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation

Global Nutra, Inc.	a Nevada corporation

Global Nutra Solutions LLC	a Delaware limited liability company

Grainnovations, Inc.	a Delaware limited liability company

Grainnovations, Inc.	a Tennessee corporation

Grain Enhancements LLC (47.5% interest)	a Delaware limited liability company

Medan LLC	a Delaware limited liability company

PT Panganmas Inti Nusantara (51% interest)	an Indonesian company

Nutra S.A. LLC	a Delaware limited liability company

Irgovel - Industria Riograndens De Oleos Vegetais Ltda	a limited liability company organized under the laws of the Federative Republic of Brazil

NutraCea Brazil Ltda	a limited liability company organized under the laws of the Federative Republic of Brazil

NutraCea/Cura LLC (90% interest)	a Delaware limited liability company

NutraCea Offshore LTD (72%)	a company organized under the laws of the Cayman Islands

Nutramercials, Inc.	a Nevada corporation

Infomaxx, LLC,	a Delaware limited liability company

NutraPhoenix, LLC	a Delaware limited liability company

Nutrastar Technologies Incorporated	a Nevada corporation

NutraGlo® Incorporated	a Nevada corporation

NutraStarSport, Inc.	a Nevada corporation

Rice Rx, LLC (50% interest)	a Delaware limited liability company

Rice Science LLC (80% interest)	a Delaware limited liability company

The RiceX Company	a Delaware corporation

RiceX Nutrients, Inc.	a Montana corporation

Global Nutra Solution, LLC	a Delaware limited liability company